EvergreenBancorp Reports 91% Increase in 2007 Second-Quarter Net Income

SEATTLE, WA – (MARKET WIRE) – July 25, 2007 — EvergreenBancorp, Inc. (OTCBB:EVGG), the holding company for EvergreenBank, reported net income for the second quarter of 2007 of $747 thousand, an increase of 91% from the $391 thousand earned in the same quarter last year. Fully diluted earnings per share were $0.31, compared with $0.19 for the same quarter last year. Total assets grew to over $386.6 million, an increase of $43.1 million, or 13%, over the year-end 2006 total of $343.5 million.

Gerald Hatler, President and CEO of EvergreenBancorp, Inc., said, “Our second quarter results continue the strong performance improvement we have experienced over the past six quarters. The successful execution of our strategic plan continues to bolster returns enjoyed by our shareholders.“

Financial highlights

Second quarter and year-to-date 2007 highlights include:

•	Earnings per share (diluted) of $0.31, compared with $0.19 in second quarter of 2006, a 63% increase. Year-to-date 2007 earnings per share (diluted) were $0.59 compared with $0.35 in 2006.

•	Net income for the second quarter of 2007 of $747 thousand, up from $391 thousand the same quarter one year earlier, a $356 thousand increase. Year-to-date, net income was $1.4 million, compared with $709 thousand for the same period last year.

•	Total assets increased to $386.6 million as of June 30, 2007, up 6% as compared to March 31, 2007 and 13% from December 31, 2006.

•	Net loans totaled $330.7 million at quarter-end, up 7% as compared to March 31, 2007 and a 14% increase year-to-date.

•	Total deposits as of June 30, 2007 were $300.2 million, a $43.8 million, or 17% increase from December 31, 2006.

•	Return on average equity for the quarter totaled 12% compared with 9% in the second quarter of 2006. Year-to-date 2007 return on equity stands at 12% compared with 8% for the first six months of 2006.

•	The Company’s efficiency ratio for the second quarter was 69% compared with 79% in the same quarter last year.

•	Non-performing assets were 0.36% of total assets at quarter-end, compared with 0.14% at the end of last year.

Operating Results

Net interest income for the second quarter of 2007, before provision for loan losses, was $3.9 million, an increase of $882 thousand, or 30%, over the $3.0 million recorded in the same quarter last year. This increase was primarily due to increased loan volumes. Non-interest income increased 6% over the same quarter in 2006, to $521 thousand from $490 thousand. Total revenue (defined as net interest income, before provision for loan losses, and non-interest income) for the quarter was $4.4 million compared with $3.5 million for the same quarter in 2006, an increase of $913 thousand, or 26%. For the quarter, the bank’s provision for loan losses totaled $233 thousand. This compares with $180 thousand for the second quarter of 2006.

EvergreenBancorp’s net interest margin was 4.40% in the second quarter of 2007 compared with 4.65% in the second quarter of 2006. The decrease was primarily the result of an increase in the bank’s cost of funds, reflecting greater reliance on non-core funding sources to meet continued strong loan demand. Year-to-date 2007, net interest margin was also 4.40% compared with 4.77% for the first half of 2006.

Non-interest expense for the second quarter of 2007 was $3.0 million compared with $2.7 million for the same quarter in 2006. This represents an increase of $293 thousand, or 11%.

Hatler continued, “While we remain focused on growing the company’s earnings, at the same time we’re looking at our balance sheet for opportunities to enhance long-term shareholder value.”

Balance Sheet Results

Total assets grew to $386.6 million at June 30, 2007 compared to $343.5 million at year-end 2006, an increase of 13%. Asset quality remains strong with recoveries exceeding charge-offs in the quarter by $35 thousand. Nonperforming assets at the end of the second quarter of 2007 stood at $1.4 million, or 0.36% of total assets, compared with $497 thousand, or 0.14% of total assets outstanding on December 31, 2006. The Bank’s allowance for loan losses stood at $3.3 million, or 0.97% of total loans at June 30 compared with $2.8 million, or 0.95%, at the end of 2006.

About EvergreenBancorp and Evergreen Bank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is an independent community bank with six branch offices in Seattle, Bellevue, Lynnwood, and Federal Way. It offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services.

EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
June 30, 2007 and December 31, 2006
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$6,604	$9,160
Federal funds sold	414	1,983
Interest-bearing deposits in financial institutions	6,963	760

Total cash and cash equivalents	13,981	11,903
Securities available-for-sale	27,643	29,531
Loans	333,925	292,449
Allowance for loan losses	(3,251)	(2,784)

Net loans	330,674	289,665
Premises and equipment	3,247	3,078
Cash surrender value of bank owned life insurance	5,430	5,316
Accrued interest and other assets	5,647	4,027

Total assets	$386,622	$343,520

Liabilities
Deposits
Noninterest-bearing	$52,372	$55,373
Interest-bearing	247,862	201,062

Total deposits	300,234	256,435
Federal Home Loan Bank advances	39,361	46,805
Junior subordinated debt	17,372	12,217
Accrued expenses and other liabilities	4,720	4,244

Total liabilities	$361,687	$319,701
Stockholders’ equity
Preferred stock; no par value; 100,000 shares authorized; none issued	—	—
Common stock and surplus; no par value; 15,000,000 shares authorized; 2,358,334 shares issued at June 30, 2007; 2,353,262 shares at December 31, 2006	21,240	21,129
Retained earnings	4,527	3,453
Accumulated other comprehensive loss	(832)	(763)

Total stockholders’ equity	24,935	23,819

Total liabilities and stockholders’ equity	$386,622	$343,520

EVERGREENBANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
Three month and six month periods ended June 30, 2007 and 2006
(in thousands, except per share data)

Three months ended June 30, Six months ended June 30,

	2007	2006	2007	2006
Interest income
Loans, including fees	$6,861	$4,479	$13,256	$8,400
Taxable securities	284	291	572	566
Tax exempt securities	31	34	63	69
Federal funds sold and other	71	30	107	53

Total interest income	7,247	4,834	13,998	9,088
Interest expense
Deposits	2,595	1,294	4,766	2,221
Federal funds purchased	28	15	64	36
Federal Home Loan Bank advances	447	437	1,118	842
Junior subordinated debt	314	107	548	208

Total interest expense	3,384	1,853	6,496	3,307

Net interest income	3,863	2,981	7,502	5,781
Provision for loan losses	233	180	496	348

Net interest income after provision for loan losses	3,630	2,801	7,006	5,433
Noninterest income
Service charges on deposit accounts	363	300	698	555
Merchant credit card processing	48	37	92	71
Other commissions and fees	17	62	31	95
Net earnings on bank owned life insurance	59	56	115	112
Other noninterest income	34	35	60	67

Total noninterest income	521	490	996	900
Noninterest expense
Salaries and employee benefits	1,396	1,302	2,853	2,612
Occupancy and equipment	484	445	963	881
Data processing	272	208	478	411
Professional fees	96	92	192	143
Marketing	165	115	226	190
State revenue and sales tax expense	139	79	246	155
Other noninterest expense	488	506	977	949

Total noninterest expense	3,040	2,747	5,935	5,341

Income before income taxes	1,111	544	2,067	992

Income tax expense	364	153	664	283

Net income	$747	$391	$1,403	$709

Basic earnings per share	$0.32	$0.20	$0.60	$0.35

Diluted earnings per share	$0.31	$0.19	$0.59	$0.35

Contacts:
EvergreenBancorp, Inc.
Gordon Browning
Executive Vice President and Chief Financial Officer
206-749-7350